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                                                                      EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT

   Clayton Williams Energy, Inc. has four wholly owned subsidiaries as follows:


   - Warrior Gas Co., a Texas corporation, which has a wholly owned subsidiary, Clajon Industrial Gas, Inc., a Texas corporation

   -   Clayton Williams Trading Company, a Texas corporation

   - Clayton Williams Venezuela, Inc. (formerly Clayton Williams Argentina, Inc.), a Delaware corporation

   -   CWEI Acquisitions, Inc. (formerly Texas Energy Company), a
       Delaware corporation

   -   Clayton Williams Midland, Inc., a Texas corporation